Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 3, 2012 (the “Effective Date”), between Parametric Sound Corporation, a Nevada corporation (the “Company”), and Kenneth Potashner (“Employee”).

RECITALS

A. Employee and the Company are entering into this Agreement setting forth the terms and conditions of Employee’s employment with the Company.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions contained in this Agreement.

B. As an employee of the Company, Employee will have access to and Employee will become familiar with, acquire knowledge of and develop or maintain the Confidential Information (as defined below) and business relationships, whether currently existing or to be developed in the future, which Employee recognizes permits the Company to enjoy a competitive advantage, and the disclosure and/or use of such Confidential Information by competitors, potential competitors and/or any third-party would cause irreparable harm to the Company.

C. Employee and the Company desire to enter into this Agreement in order to, among other things, protect the Confidential Information and business relationships.

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee agree as follows:

1.0 Definitions.

1.1 “Affiliate” means with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity which directly or indirectly Controls, is Controlled by or is under common Control with such party.

1.2 “Agreement” shall have the meaning set forth in the preamble.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Change of Control” means any of the following: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization by reason of the securities in the Company owned by them prior to same, own less than fifty percent (50%) of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

1.5 “Code” means the Internal Revenue Code of 1986, as amended.

1.6 “Company” shall have the meaning set forth in the preamble.

1.7 “Compensation Committee” means a committee of the Board of Directors which has been delegated responsibility for employee compensation matters or, in the absence thereof, the entire Board of Directors.

1.8 “Competing Business” means (i) a business that is engaged in the business of audio sound processing and reproduction, or (ii) any other business in which the Company or any of its Subsidiaries or Affiliates is engaged during the Term.

1.9 “Competing Entity” shall have the meaning set forth in Section 3.9(i).

1.10 “Confidential Information” means confidential or proprietary information and/or techniques of the Company or its Subsidiaries or Affiliates entrusted to, developed by, or made available to Employee, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is used by the Company or its Subsidiaries or Affiliates.  Examples of Confidential Information include, without limitation: (i) sales, sales volume, sales methods, sales proposals or business plans; (ii) customers, prospective customers and customer records; (iii) costs and general price lists and prices charged to specific customers; (iv) the names, addresses, contact information and other information concerning any and all current and prospective vendors, suppliers and contractors; (v) pricing information; (vi) terms of contracts; (vii) non-public information and materials describing or relating to the business or financial affairs of the Company or its Subsidiaries or Affiliates, including but not limited to, financial statements, budgets, projections financial and/or investment performance information, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (vii) information and materials describing existing or new products and services of the Company or its Subsidiaries or Affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development at or for the Company or its Subsidiaries or Affiliates, and the status of such development; (ix) the business or strategic plans of the Company or its Subsidiaries or Affiliates; (x) the information technology systems and application practices of the Company or its Subsidiaries or Affiliates; (xi) acquisition candidates of the Company or its Subsidiaries or Affiliates or any studies or assessments relating thereto; (xii) information relating to Employee Developments; and (xiii) trade secrets.  Confidential Information does not include information that, other than as a result of a breach by Employee of this Agreement, is or becomes generally available to the public.

1.11 “Control” (including the terms “controlling,” “controlled by” and “under common control with”) means the power to direct the management and policies of another person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.12 “Covered Entity” means every Affiliate of Employee, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in which Employee has an investment (whether through debt or equity securities), or maintains any capital contribution or has made any advances to, or in which any Affiliate of Employee has an ownership interest or profit sharing percentage.  The agreements of Employee contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement.

1.13 “Discharge For Cause” means termination of employment for any one or more of the following: (i) Employee’s engagement in illegal, dishonest or fraudulent conduct or in any act of moral turpitude; (ii)  Employee’s engagement in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business, (iii) Employee’s engagement in any activity in competition with the Company in a material manner (excluding a less than 5% investment in any public company), and (iv) Employee’s commencement of employment with another company while he is an employee of the Company without the prior consent of the Board of Directors.

1.14 “Discharge Without Cause” means the Company’s termination of Employee’s employment hereunder during the Term for any reason other than a Discharge For Cause or due to Employee’s death or Permanent Disability.

1.15 “Effective Date” shall have the meaning set forth in the preamble.

1.16 “Employee” shall have the meaning set forth in the preamble.

1.17 “Employee Developments” means any invention, discovery, design, idea, copyrightable work, trademark or service mark, patent, information, material or other development which is or was conceived, discovered, created, reduced to practice or otherwise developed by Employee, either solely or with others:  (a) within the scope of Employee’s employment with the Company, (b) with the use of materials, technology, information, facilities, equipment or other resources of the Company or its Subsidiaries or Affiliates, or (c) relating to any past, present or contemplated publication, product or activity of the Company or its Subsidiaries or Affiliates of which Employee has knowledge while employed at the Company.  Examples of Employee Developments include, without limitation, (i) customer proposals and statements of work, (ii) contact, preference and other information relating to customers and prospective customers, (iii) research reports and other research results for the Company’s or any of its Subsidiaries’ or Affiliates’ publications, consulting activities and client projects, (iv) business and marketing plans and research results, (v) cost and pricing information, (vi) financial statements, records and information, (vii) computer program code, architectures, specifications and documentation, (viii) system and network designs and configurations, (ix) technical memoranda, specifications, designs, manuals and research results, (x) concepts, processes, machines, technologies, algorithms, ideas and concepts, (xi) writings, drawings, graphic works and audiovisual works, (xii) trademarks, service marks, trade names and logos and (xiii) any portions, combinations, modifications and derivatives of the foregoing subclauses (i) through (xii).

1.18 “Good Reason Severance Pay” shall have the meaning set forth in Section 3.4.

1.19 “Good Reason Severance Pay Period” shall have the meaning set forth in Section 3.4.

1.20 “Initial Term” shall have the meaning set forth in Section 3.1

1.21 “Non-Compete Term” shall have the meaning set forth in Section 3.9(i).

1.22 “Permanent Disability” means Employee’s inability to perform Employee’s duties hereunder due to a physical or mental condition for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve (12) month period.

1.23 “Renewal Term” shall have the meaning set forth in Section 3.1

1.24 “Subsidiary” means any corporation, trust, general or limited partnership, limited liability company, limited liability partnership, firm, company or other business enterprise in which the Company owns, directly or indirectly, fifty percent (50%) or more of the voting stock or any other class of securities having the power to elect directors.

1.25 “Term” shall have the meaning set forth in Section 3.1.

1.26 “Termination For Good Reason” shall mean voluntary termination by Employee of his employment with the Company if, without the prior consent of Employee: (i) there is a material reduction by the Company in Employee’s base salary then in effect, except those reductions generally affecting other similarly situated employees of the Company; (ii) the Company acts in any way that would materially adversely affect Employee’s participation in or materially reduce Employee’s benefits under any benefit plan of the Company in which Employee is participating, except those changes generally affecting similarly situated employees of the Company, and except any action not taken in bad faith and which is remedied by the Company promptly upon receipt of notice thereof given by Employee; (iii) the Company materially breaches the terms of this Agreement; or (iv) the Company requires Employee to relocate his principal place of employment to a facility or location more than 100 miles from San Diego, California, and provided that, in each case, the Company shall have been provided at least thirty (30) days notice of such event or breach prior to Employee’s termination of employment and shall not have cured such event or breach within such thirty (30) day period.

1.27 “Territory” means the United States.

1.28 “Without Cause Severance Pay” shall have the meaning set forth in Section 3.3.

1.29 “Without Cause Severance Pay Period” shall have the meaning set forth in Section 3.3.

2.0 Capacities and Duties.

2.1 Title.  Employee is hereby employed in the capacity of Executive Chairman.  Employee shall report directly to the Board of Directors.  Employee will at all times abide by the Company’s written personnel policies applicable to similarly situated employees of the Company as in effect from time to time and previously provided to Employee, and will faithfully, industriously and to the best of Employee’s ability, experience and talents perform all of the duties that may be required of and from Employee pursuant to the terms hereof.

2.2 Exclusive Services.  During the Term, Employee agrees to devote Employee’s best efforts and full time to rendering services to the Company.  Employee is specifically restricted from being employed by any other company while under the Company’s employ pursuant to this Agreement other than a Subsidiary or an Affiliate of the Company, or other than any existing personal services company previously disclosed to the Company and not interfering with the full time rendering of services contemplated hereby.

3.0 Term.

3.1 Term.  The term of this Agreement shall be 5 years commencing on the Effective Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”).  Unless earlier terminated pursuant to the terms herein, the Initial Term shall be automatically extended for additional one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term or any Renewal Term unless the Company or Employee delivers to the other at least 30 days prior to the expiration of the Initial Term or the then-current Renewal Term, as the case may be, a written notice specifying that the term of Employee’s employment will not be renewed at the end of the Initial Term or the then-current Renewal Term, as the case may be.  The Initial Term or, in the event that Employee’s employment hereunder is terminated earlier pursuant to the terms herein or renewed pursuant to this Section 3.1, such shorter or longer period, as the case may be, is referred to herein as the “Term.”

3.2 Discharge For Cause.  Employee’s employment under this Agreement may be terminated by the Company upon its determination that an action constituting a Discharge For Cause has occurred, without further obligation by the Company for compensation hereunder, except for payment of any base salary compensation, out of pocket expense reimbursement (owed pursuant to Sections 4.1 and 4.44.3) accrued and unpaid through the effective date of termination, accrued but unused PDO through the effective date of termination (up to a maximum of 20 days), and as otherwise required by law, upon written notice to Employee of a Discharge For Cause.

3.3 Discharge Without Cause.  Employee’s employment under this Agreement may be terminated by the Company upon ninety (90) days prior written notice to Employee of a Discharge Without Cause.  Upon termination pursuant to this Section 3.3, the Company shall continue to pay to Employee an amount equal to Employee’s base salary, as provided in Section 4.1, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months (such period, the “Without Cause Severance Pay Period”) from the date of such termination (“Without Cause Severance Pay”).  Without Cause Severance Pay shall also include, in addition to the foregoing, all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination but not yet paid by the Company, accrued but unused PDO through the effective date of termination (up to a maximum of 20 days), and any prorated bonus payable in accordance with Section 4.2.  Other than the foregoing, Employee shall not be entitled to any compensation payment hereunder for subsequent periods upon Employee’s termination of employment upon a Discharge Without Cause.  Without Cause Severance Pay shall be payable to Employee in accordance with the Company’s general payroll practices as the same may exist from time to time, other than with respect to any [prorated] bonus payable in accordance with Section 4.2 upon Employee’s termination of employment upon a Discharge Without Cause, provided that the Company may elect to pay any Without Cause Severance Pay in one lump sum to the extent none of such Without Cause Severance Pay constitutes “deferred compensation” within the meaning of Code Section 409A and the Treasury Regulations thereunder.  Any Without Cause Severance Pay which is not subject to the election described in the preceding sentence will be paid to Employee in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the effective date of the release specified below and continuing for the applicable period thereafter, with any amounts that otherwise would have been payable prior to such effective date being added to the initial installment.  Other than Employee’s claims for accrued amounts required to be paid pursuant to this Section 3.3, as a condition to receiving Without Cause Severance Pay, Employee shall execute a release of claims in the form attached hereto as Exhibit A within sixty (60) days of Employee’s termination.

3.4 Termination For Good Reason.  This Agreement may be immediately terminated by Employee, subject to the notice and time limitations set forth in Section 1.26, upon written notice to the Company of a Termination For Good Reason.  Upon termination pursuant to this Section 3.4, the Company shall continue to pay Employee an amount equal to Employee’s base salary, as provided in Section 4.1, at the annual rate in effect at the time of termination, for a period equal to twelve (12) months (such period, the “Good Reason Severance Pay Period”) from the effective date of such termination (“Good Reason Severance Pay”).  Good Reason Severance Pay shall also include, in addition to the foregoing, all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination but not yet paid by the Company, accrued but unused PDO through the effective date of termination (up to a maximum of 20 days), and any prorated bonus payable in accordance with Section 4.2.  Other than the foregoing, Employee shall not be entitled to any payment upon Employee’s termination of employment upon a Termination For Good Reason.  Good Reason Severance Pay shall be payable in accordance with the Company’s general payroll practices as the same may exist from time to time, other than with respect to any [prorated] bonus payable in accordance with Section 4.2, upon Employee’s termination of employment upon a Termination For Good Reason, provided that the Company may elect to pay any Good Reason Severance Pay in one lump sum to the extent none of such Good Reason Severance Pay constitutes “deferred compensation” within the meaning of Code Section 409A and the Treasury Regulations thereunder.  Any Good Reason Severance Pay which is not subject to the election described in the preceding sentence will be paid to Employee in equal installments in accordance with the Company’s regular payroll schedule, commencing on the first normal payroll date of the Company following the effective date of the release specified below and continuing for the applicable period thereafter, with any amounts that otherwise would have been payable prior to such effective date being added to the initial installment.  Other than Employee’s claims for accrued amounts required to be paid pursuant to this Section 3.4, as a condition to receiving Good Reason Severance Pay, Employee shall execute a release of claims in the form attached hereto as Exhibit A within sixty (60) days of Employee’s termination.

3.5 Termination Upon Death.  This Agreement shall be immediately terminated without action or notice by either party upon the death of Employee and without further obligation by the Company, except for payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, accrued but unused PDO through the effective date of termination (up to a maximum of 20 days), and except as otherwise required by law.

3.6 Termination Upon Permanent Disability.  Employee’s employment under this Agreement may be immediately terminated by the Company upon written notice of a termination for the Permanent Disability of Employee.  Upon termination pursuant to this Section 3.6, the Company shall have no further obligation to Employee, except payment of all amounts of base salary compensation and expense reimbursement accrued to the effective date of termination, accrued but unused PDO through the effective date of termination (up to a maximum of 20 days), and except as otherwise required by law.

3.7 Non-Disclosure and Non-Use of Confidential Information.  At all times both during employment of Employee with the Company, and after the employment relationship with the Company has ended for any reason, Employee agrees that he will not, either directly or indirectly, and Employee will not permit any Covered Entity which is Controlled by Employee to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide the Confidential Information to any person, firm, corporation, reporter, author, producer or similar person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; or (iii)  take any action that uses Confidential Information for solicitation or marketing for any service or product or on Employee’s behalf or on behalf of any entity other than the Company or its Subsidiaries or Affiliates with which Employee may become associated, except (A) as required in connection with the performance of such Employee’s duties to the Company, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over Employee or any Covered Entity which is Controlled by Employee, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to Employee or any Covered Entity which is Controlled by Employee, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Board of Directors.  In the event that Employee or any such Covered Entity which is Controlled by Employee is required to disclose Confidential Information pursuant to the foregoing exceptions, Employee shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information.  If the Company does not obtain such relief prior to the time that Employee (or such Covered Entity) is legally compelled to disclose such Confidential Information, Employee (or such Covered Entity) may disclose that portion of the Confidential Information which counsel to Employee advises Employee that he is legally compelled to disclose or else stand liable for contempt or suffer censure or penalty.  In such cases, Employee shall promptly provide the Company with a copy of the Confidential Information so disclosed.  This provision applies without limitation to unauthorized use of Confidential Information in any medium, including film, videotape, audiotape and writings of any kind (including books, articles, blogs and websites).

3.8 Return of Company Property. If Employee ceases to work for the Company for any reason, Employee shall (i) return to the Company all Confidential Information (and will not keep in his possession, recreate or deliver to anyone else) in any form or media and all copies thereof, (ii) return all Confidential Information from any computers Employee owns or uses outside the Company and delete all Confidential Information after returning such information to the Company from any computers Employee owns or uses outside the Company, and (iii) participate in an exit interview for the purpose of ensuring that the Confidential Information and business relationships will not be put at risk in any new position Employee may assume.

3.9 Non-Compete and Non-Solicitation.

(i) In recognition of the consideration set forth herein, the sufficiency of which is hereby acknowledged, Employee hereby covenants and agrees that during the Term and for a period equal to (a) one year after Employee’s termination of employment for Discharge For Cause, or (b) the Without Cause Severance Pay Period, if Employee is terminated by reason of Discharge Without Cause, or (c) the Good Reason Severance Pay Period, if Employee is terminated by reason of Termination For Good Reason (in either case, the “Non-Compete Term”), Employee shall not either directly or indirectly, individually or by or through any Covered Entity, whether for consideration or otherwise:  (A) form or assist others in forming, be employed by, perform services for, become a consultant or independent contractor for, invest in (whether through equity or debt securities), assist (financially or otherwise), or lend Employee’s name, counsel or assistance to any entity that engages in a Competing Business anywhere in the Territory (any such entity, a “Competing Entity”), or (B) own, directly or indirectly, any interest in or become an employee, officer, director, member or partner of, or participant in or consultant or independent contractor to a Competing Entity.

(ii) Also in recognition of the consideration set forth in Section 3.9(i), Employee hereby covenants and agrees that during the Non-Compete Term, Employee shall not either directly or indirectly, individually or by or through any Covered Entity, whether for consideration or otherwise:  (A) solicit or accept business from any customer, supplier or contractor of the Company or any of its Subsidiaries or Affiliates, in each case, for the purpose of providing goods or services in a Competing Business or solicit or induce any customer, supplier or contractor to terminate, reduce or alter in a manner adverse to the Business, any existing business arrangement or agreement with the Company, or (B) solicit, hire, attempt to solicit or attempt to hire any person who was an employee or third party consultant or independent contractor of the Company or its Subsidiaries or Affiliates during the 12 months prior to such solicitation or hire.

(iii) Employee agrees that the payment of any Without Cause Severance Pay or Good Reason Severance Pay is conditioned on Employee’s compliance with Sections 3.7, 3.8 and 3.9 and that Employee with forfeit such payments if Employee is in breach of any of these sections.

3.10 Enforcement; Remedies.

(i) Employee acknowledges that the covenants set forth in Sections 3.7 and 3.9 impose a reasonable restraint on Employee in light of the business and activities of the Company and its Subsidiaries and Affiliates.  Employee acknowledges that Employee’s expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 3.7, 3.8 or 3.9 by Employee will cause serious and potentially irreparable harm to the Company and its Subsidiaries and Affiliates.  Employee therefore acknowledges that a breach of Sections 3.7, 3.8 or 3.9 by Employee cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Subsidiaries and Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent.  By reason thereof, Employee acknowledges that the Company and its Subsidiaries and Affiliates are entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement.  Employee acknowledges, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by Employee.  In the event of a breach or violation by Employee of any of the provisions of Section 3.9, the running of the Non-Compete Term shall be tolled with respect to Employee during the continuance of any actual breach or violation.  Employee’s sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of the Without Cause Severance Pay or Good Reason Severance Pay.

(ii) In the event that any provision or term of Section 3.9, or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Section 3.9) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable.  Such modified restriction(s) shall be enforced by the court or adjudicator.  In the event that modification is not possible, because each of Employee’s obligations in Section 3.9 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.

4.0 Compensation and Benefits.  For Employee’s services, the Company agrees to pay Employee compensation as follows:

4.1 Salary.  Base compensation equal to an annual salary of $350,000 commencing for the month of March 2012 and to be paid according to the Company’s general payroll practices as the same may exist from time to time.  Employee’s base compensation will be subject to annual reviews beginning after the fiscal year ended September 30 and increases as approved by the Board of Directors and the Compensation Committee, if any.

4.2 Bonus Plan.  Employee will be eligible to earn an annual performance-based bonus of up to 60% of his base salary then in effect, subject to the achievement by Employee and the Company of performance criteria for each bonus year as so designated by the Board of Directors.  The bonus will be determined in accordance with the Company’s Cash Bonus Plan, or if no such plan is designated as otherwise determined by the Board of Directors.  In order to be eligible to receive any performance-based bonus under this Section 4.2, [unless Employee’s employment is terminated upon a Discharge Without Cause or Termination For Good Reason, in which case, Employee shall be entitled to a prorated bonus based on the amount that Employee would have otherwise been entitled to had Employee not terminated. Employee must be employed by the Company through the close of business on the first business day of the year immediately following the bonus year for which such performance-based bonus was earned (or, if earlier, the date such performance-based bonus is paid).  Achievement of the performance criteria for each such bonus year, including any prorated bonus payable pursuant to this Section 4.2, will be determined by the Board of Directors, in its sole discretion, within 30 days after completion by the Company of its financial statements for the applicable bonus year and will be earned and paid in accordance with the Company’s standard policies adopted from time to time.

4.3 Incentive Compensation.

(i) Previously Granted Options.  Employee shall be permitted to retain the options to purchase the Company’s common stock granted to Employee by the Company in December 2011, subject to the vesting modifications set forth below:

(1) 154,000 of the options shall vest concurrently with the execution of this Agreement;

(2) 195,000 of the options shall vest in eight (8) equal quarterly installments of 24,375 shares beginning with the quarter ended March 31, 2012; and

(3) 20,000 of the options shall vest based upon the achievement of certain performance targets to be established by the Board of Directors.

(ii) Additional Option Grant.  Concurrent with the execution hereof, the Company shall grant to Employee options to purchase up to an additional 175,000 shares of the Company’s common stock at an exercise price of $4.50 per share.  Such options shall vest based upon the achievement of certain performance targets established by the Board of Directors.

(iii) Vesting Upon Change of Control.  All unvested option retained by or granted to Employee in accordance with this Section 4.3 shall automatically vest upon a Change of Control.

(iv) Exercise of Options Upon Termination.  In the event Employee’s employment with the Company is terminated for any reason, (1) all unvested options held by Employee shall immediately terminate; and (2) all vested options held by Employee shall remain exercisable for a period of ninety (90) days from the effective date of such termination, after which, any such option which remain unexercised shall immediately terminate.

4.4 Reimbursement of Expenses.  The Company shall reimburse Employee for any reasonable business expenses incurred by Employee in the ordinary course of the Company’s business in accordance with the Company’s reimbursement policies then in effect. These expenses shall be substantiated by invoices and receipts, to be submitted by Employee within thirty (30) days after incurrence.

4.5 Benefits.  During the Term, Employee shall be entitled to receive all benefits of employment generally available to the Company’s other similarly situated employees when and as such benefits, if any, become available and Employee becomes eligible for them, including any sick leave, medical, dental, life and disability insurance benefits, long term incentive plan, equity incentive plan and/or profit-sharing plan.

4.6 PDO.  During the Term, Employee shall be entitled to 15 business days of paid PDO each year during the Term.  Employee will use his reasonable efforts to schedule vacation of such PDO periods to minimize disruption of the Company’s business.  Upon termination Employee’s employment, the Company will reimburse Employee for any unused PDO, up to a maximum of 20 days.

4.7 Withholding.  Employee authorizes the Company to make any and all applicable withholdings of federal and state taxes and other items the Company may be required to deduct, as such items may exist under this Agreement or otherwise from time to time.

4.8 Code Section 409A.  The parties intend that the benefits provided in this Agreement qualify for the exceptions from coverage under Code Section 409A (and the regulations or other applicable guidance), such as the exception for “short-term deferrals” under Treas. Reg. Section 1.409A-1(b)(4) and the exception for “involuntary” separation pay plans under Treas. Reg. Section 1.409A-1(b)(9)(iii).  To the extent Code Section 409A is applicable to this Agreement and the benefits provided hereunder, the Company intends that this Agreement comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A.  Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (a) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to the termination date or other termination of Employee’s employment are intended to mean Employee’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), and (b) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including, without limitation, under Sections 3.3 and 3.4, shall be treated as a right to a series of separate payments.  In addition, if Employee is a “specified employee” within the meaning of Code Section 409A at the time of Employee’s separation from service, then to the extent necessary to avoid subjecting Employee to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Employee’s “separation from service” shall not be paid to Employee during such period, but shall instead be accumulated and paid to Employee in a lump sum on the first business day after the earlier of the date that is six months following Employee’s separation from service.  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Employee or any other individual to the Company or any of its Affiliates.

5.0 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee shall not have any right to assign or otherwise transfer this Agreement or any of Employee’s rights, duties or any other interest herein to any party without the prior written consent of the Company, and any such purported assignment shall be null and void.

6.0 Survival of Rights and Obligations.  The rights and obligations of the parties as stated herein shall survive the termination of this Agreement.

7.0 Entire Agreement.

7.1 Sole Agreement.  This Agreement (including any attachments and exhibits hereto) and any non-competition, non-solicitation, confidentiality or proprietary information agreement or covenant, including those set forth in the Purchase Agreement, contain the parties’ sole and entire agreement regarding the subject matter hereof, and supersedes any and all other agreements, statements and representations of the parties, including but not limited to any employment agreement or other agreement regarding Employee’s compensation or terms of employment entered into prior to the Effective Date.

7.2 No Other Representations.  The parties acknowledge and agree that no party has made any representations (i) concerning the subject matter hereof, or (ii) inducing the other party to execute and deliver this Agreement, except those representations specifically referenced herein. The parties have relied on their own judgment in entering into this Agreement.

8.0 Modifications or Waivers.  Waivers or modifications of this Agreement, or of any covenant, condition, or limitation contained herein, are valid only if in writing duly executed by the parties hereto.

9.0 Governing Law.  This Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the State of Nevada.

10.0 Severability.  If any part, section, clause, or condition of this Agreement is held to be partially or wholly invalid, unenforceable, or inoperative for any reason whatsoever, such part, section, clause or condition shall not affect any other provision or portion hereof, which shall continue to be effective as though such invalid, unenforceable or inoperative part, section, clause or condition had not been made.

11.0 Interpretation.

11.1 Section Headings.  The section and subsection headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

11.2 Gender and Number.  Whenever required by the context, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter and feminine genders and vice versa.

12.0 Notices.  All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, (iv) if given by facsimile, if sent during business hours at the recipient’s location, upon confirmation of transmission by telecopy and otherwise upon the next business day after such confirmation, or (v) if given by electronic transmission, on the next business day following the date sent, provided that the electronic transmission is followed with an additional copy sent by one of the first four (4) methods within two business days of the electronic transmission), in each case to the parties at the following addresses:

To the Company: Parametric Sound Corporation 13125 Danielson Street, #110 Poway, California 92064 Attention: James Barnes, CFO Facsimile No.: 888-639-2150 Email: jbarnes@parametricsound.com with a copy to (which shall not constitute notice):
Durham Jones & Pinegar, P.C.
192 East 200 North, 3rd Floor
St. George, Utah 84770
Attention: Joshua E. Little
Facsimile:  (435) 628-1610
Email: jlittle@djplaw.com

To Employee: To the address listed on the signature page hereto.

13.0 Joint Preparation.  All parties to this Agreement have negotiated it at length, and have had the opportunity to consult with and be represented by their own competent counsel.  This Agreement is therefore deemed to have been jointly prepared by the parties and any uncertainty or ambiguity existing in it shall not be interpreted against any party, but rather shall be interpreted according to the rules generally governing the interpretation of contracts.

14.0 Third-Party Beneficiaries.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any person, firm, organization or corporation not a party hereto, and no such other person, firm, organization or corporation shall have any right or cause of action hereunder.

15.0 Cooperation and Further Actions.  The parties agree to perform any and all acts and to execute and deliver any and all documents necessary or convenient to carry out the terms of this Agreement.

16.0 Counterparts. This Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall be deemed an original and all of which shall be considered one and the same instrument.

17.0 Dispute Resolution. Any dispute between the parties shall follow the following procedure: (a) the party claiming to be aggrieved shall furnish to the other party a written statement of the grievance and the proposed relief; (b) if the other party does not agree to furnish the relief proposed, or otherwise does not satisfy the party claiming to be aggrieved, then the parties shall then submit the dispute to nonbinding mediation in San Diego, California before a mediator jointly selected by the parties; (c) if the mediation does not resolve the dispute then the parties agree the dispute shall be resolved by binding arbitration also to be held in San Diego, California. The parties shall cooperate in good faith to agree on an arbitrator but if unable to do so will select one from the Federal Mediation and Conciliation Service. The Company shall bear the costs of any mediation or arbitration unless it is the prevailing party then Employee shall bear 50% of such costs. Arbitration will be the exclusive final remedy for any dispute between the parties. A final arbitration award may be enforced in any state or federal court having jurisdiction over the subject matter of the related dispute.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Employment Agreement as of the Effective Date.

COMPANY

PARAMETRIC SOUND CORPORATION

By: /s/ JAMES A. BARNES
Name: JAMES A. BARNES
Title: SECRETARY

EMPLOYEE

/s/ KENNETH POTASHNER
Kenneth Potashner

Address: ________________________________
________________________________________
Facsimile: _______________________________
Email: __________________________________

EXHIBIT A

FORM OF RELEASE

RELEASE
Parametric Sound Corporation

In exchange for good and valuable consideration set forth in that certain Employment Agreement (the “Employment Agreement”), dated as of [●] between the undersigned, [●] (“Employee”) and Parametric Sound Corporation, a Nevada corporation (“Parametric”), the sufficiency of which is hereby acknowledged, Employee, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, and forever discharges Parametric, its predecessors, successors and related and affiliate entities, including parents and subsidiaries, and each of their respective directors, officers, employees, attorneys, insurers, agents and representatives (collectively, the “Company”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employee now has, ever had or may in the future have against the Company with respect to Employee’s employment with, or service as an officer or director of, the Company (severally and collectively, “Claims”), including but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, the breach of an oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, and interference with prospective economic advantage, interference with contract, wrongful termination, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with the termination of Employee’s employment as set forth in the Employment Agreement, including any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, claims arising under or based on Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the California Fair Employment and Housing Act, the California Labor Code; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; and any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Employee ever had, now has, or claims to have against the Company; provided, however, Employee does not release the Company with respect to claims arising out of or relating to its fraud, gross negligence or willful misconduct.

Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the Claims released by this Release, and Employee agrees to defend (by counsel of the Company’s choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.

As further consideration for Employee’s entering into the Employment Agreement and this Release, the Company covenants and agrees that it will not disparage Employee in any manner harmful to Employee’s business or personal reputation.  As further consideration for the Company entering into the Employment Agreement and providing the consideration for this Release, Employee covenants and agrees that he/she will not disparage the Company in any manner harmful to the Company’s business reputation.

Notwithstanding anything to the contrary in this Release or the Employment Agreement, the foregoing release shall not cover, and Employee does not intend to release, any rights of indemnification under the Company’s Charter Documents as applicable (defined below), rights to directors and officers liability insurance or rights to Without Cause Severance Pay or Good Reason Severance Pay, as the case may be, under the Employment Agreement.  The Company’s charter documents include, as applicable, the Articles of Incorporation and Bylaws (collectively the “Charter Documents”).  Employee further acknowledges that the Company’s obligations under the Charter Documents with respect to indemnification are, to the extent required therein, conditioned upon receipt by the Company of an undertaking by Employee to repay any advanced or received amounts if it shall be determined by a court of competent jurisdiction by final judicial determination that Employee is not entitled to be indemnified by the Company under the Charter Documents.

EMPLOYEE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EMPLOYEE UNDERSTANDS THAT THIS IS A FULL AND COMPREHENSIVE RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE EMPLOYMENT AGREEMENT, AND EMPLOYEE HAS CONSULTED WITH AN ATTORNEY.  EMPLOYEE WAS GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER SIGNING THIS RELEASE, AND EMPLOYEE HAS SEVEN (7) DAYS FROM THE DATE OF SIGNING TO REVOKE EMPLOYEE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS/HER REVOCATION TO THE COMPANY’S HUMAN RESOURCES DEPARTMENT AT ITS PRINCIPAL PLACE OF BUSINESS.  EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS.  EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE PAYMENTS SET FORTH IN THE EMPLOYMENT AGREEMENT ARE CONTINGENT UPON EMPLOYEE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.

Employee has read this Release, fully understands it and freely and knowingly agrees to its terms.

Dated this _____ day of ____________, 20___.

Kenneth Potashner

AGREED AND ACCEPTED:

PARAMETRIC SOUND CORPORATION

By:

By:

Title:

Date: